Exhibit 10.6

TECHNICAL SERVICES AGREEMENT

BETWEEN

 PETRÓLEO BRASILEIRO S.A. - PETROBRAS

AND

IMPERIAL PETROLEUM RECOVERY CORPORATION

BETWEEN

Petróleo Brasileiro S.A. - PETROBRAS, private and public stock company, with headquarters in the city of Rio de Janeiro, state of Rio de Janeiro, at Avenida República do Chile, nº 65, Brazil, CNPJ/MF Corporate Taxpayer Identification number 33.000.167/0001-01 hereinafter referred to as PETROBRAS, represented by the Downstream, Research and Development General Manager of Centro de Pesquisas e Desenvolvimento Leopoldo A. Miguez de Mello - CENPES, Mr. Alipio Ferreira Pinto Junior and Imperial Petroleum Recovery Corporation, with headquarters at 138 Seaberg Industrial Road, Dayton, TX 77535, U.S.A., hereinafter referred to as IPRC, represented by its Chairman and CEO, Mr. Alan B. Springer, both individually referred to as "Party" and collectively as "Parties".

WHEREAS

•
IPRC has developed and owns the Microwave Separation Technology ("MST"), to the energy industry for treating crude oil emulsions wherever they occur in the production, refining and transport of crude oil and refined products.

•
PETROBRAS is an energy company, with focus on exploration, production, refining, and trading of crude oil, its products, natural gas, and biofuels and is engaged in and has experience in the production and refining of heavy oil coming from the vast Brazilian continental shelf.

•
IPRC desires to provide technical services to PETROBRAS, through tests on MST system for application in the petroleum industry. In addition, IPRC desires to train PETROBRAS in the operation and maintenance of the MST system (hereinafter referred to as "PROJECT");

•
The PROJECT will be conducted at PETROBRAS' facilities, which will give PETROBRAS an opportunity to thoroughly test the MST system, compare the results with traditional emulsion breaking techniques (chemicals, heat).

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

CLAUSE I -OBJECT

1.1
The object of this Agreement is the performing by IPRC for PETROBRAS of technical services, through tests on MST system for application in the petroleum industry and training PETROBRAS in the operation and maintenance of the MST system, as described in the IPRC Proposal, Annex A, attached hereto.

CLAUSE II -OBLIGATIONS

2.1	IPRC shall:

2.1.1	Set-up and operate the MST System.

2.1.2	Carry out the services of PROJECT in accordance with IPRC Proposal, Annex A, with indispensable accuracy, quality and safety as needed by PETROBRAS.

2.1.3	Facilitate the access by the representative of PETROBRAS to all information related to the PROJECT.

2.1.4	Operate one shift, 8 hours per day, 5 days per week for a time sufficient to test MST performance.

2.1.5	Train Petrobras operators in the operation and maintenance of the MST system.

2.1.6
Prepare and deliver to PETROBRAS progress reports, a final report (summarising all services performed on the PROJECT and containing the results of the PROJECT) and the "Pre-test" Report (presenting the results of a MST150 operation using water as simulating fluid and performing a mechanical test, a leak test, a functional test, a control test and an alarm test to confirm that before shipping the MST150 is free from operational defects).

2.1.7
In Respect to any and all claims arising out of or in connection with deficient performance of MST150, that can impact the item 8.2 of this Agreement, IPRC perform remedial services, at no cost to PETROBRAS.

2.2	PETROBRAS shall:

2.2.1	Provide all facilities necessary to carry out the PROJECT.

2.2.2
Provide samples of suitable crude oil during the tests. (Note: emulsions need to have between 35% and 60% water to be able to be pumped through the MST. If the emulsion is less than 35% it may be necessary to add fluid for the MST to operate successfully).

2.2.3	Provide suitable tie-in points for the MST-150 at the test site and if necessary operating or trade staff to make the necessary tie-ins so testing can begin on schedule.

2.2.4	Notify IPRC in writing at the receipt of the Financial Operation Register of this Agreement in the Brazilian Central Bank.

2.2.5	Nominate a representative of PETROBRAS to act as the PETROBRAS contact in matters related to this Agreement.

2.2.6	Comment the draft of reports prepared by IPRC within 20 (twenty) working days from receipt.

2.2.7
Throughout the period hereof, provide to IPRC such reasonable access to its premises or other premises where the PROJECT will be performed and to material relevant to the Agreement as IPRC may reasonably require to perform the PROJECT.

CLAUSE III - PAYMENT

3.1
PETROBRAS shall pay IPRC with respect to the PROJECT the total amount of US$ 1,154,650.00 (one million, one hundred fifty-four thousand, six hundred and fifty American Dollars), including all taxes and observing the Effective Date.

"Effective Date" shall mean the date of notification by PETROBRAS of the official remittance authorization by the Brazilian Government through the Brazilian Central Bank, which is responsible for the issuance of the Financial Operation Register after the authorization of the National Institute of Industrial Property, which is responsible for the issuance of the knowledge certificate.

3.1.1	As to the payment, invoices shall be submitted by IPRC to PETROBRAS in four installments:

a)
First installment - PETROBRAS agrees to pay the amount of US$ 230,930.00 (corresponding to 20% of the total amount of this Agreement) upon acceptance of the Pre-test Report by the PETROBRAS' representative, observing the Effective Date;

b)
Second installment - PETROBRAS agrees to pay the amount of US$ 346,395.00 (corresponding to 30% of the total amount of this Agreement) two months after the Effective Date and upon acceptance of the first progress report by the PETROBRAS' representative;

c)
Third installment - PETROBRAS agrees to pay the amount of US$ 346,395.00 (corresponding to 30% of the total amount of this Agreement) six months after the EFFECTIVE DATE and upon acceptance of the second progress report by the PETROBRAS' representative;

d)
Fourth installment -PETROBRAS agrees to pay the amount of US$ 230,930.00 (corresponding to 20% of the total amount of this Agreement) ten months after the EFFECTIVE DATE and upon acceptance of the final report by the PETROBRAS' representative.

3.1.2	Installments will be paid by PETROBRAS as outlined in item 3.1.1 above with the receipt of current invoices from IPRC within 30 days.

3.2	The following conditions shall apply:

3.2.1	Payments to IPRC shall be made by wire transfer to:

Bank: J.P. Morgan Chase
Address: 3097 College Park Dr. The Woodlands Texas 77384, USA
Bank sort code: 1110000614
Account Name: Imperial Petroleum Recovery Corp
Account Number: 752141002
Iban Code:
Swift Code: CHASUS 33

3.2.2
All taxes (including fees for public services, compulsory loans to public authorities, social contributions and betterment contributions, duties, charges) levied directly due to this Agreement and/or its performance are of exclusive responsibility of the taxpayer so defined by law, without reimbursement.

PETROBRAS shall withhold, as required under the provisions of applicable law, any amounts from funds payable to IPRC, including the Brazilian Service Tax as determined by applicable municipality law, and Federal Income Tax according to IPRC jurisdiction, with no right to gross up, even if IPRC jurisdiction does not allow the tax withheld to be offset.

IPRC shall provide previously all documents necessary to reduce or eliminate withholding to be made by PETROBRAS, without previous notice.  PETROBRAS will also provide IPRC all documentation needed to offset any taxes withheld and paid to Brazilian authorities with taxes due to IPRC jurisdiction authorities.

If the tax burden applicable to this Agreement is raised or diminished during its execution, the original price will be reviewed proportionally to the change in this tax burden, with consequent reimbursement or reparation.

The revision of the original price because of an increase in the tax burden applicable in this Agreement will not happen if this increase is motivated by a IPRC's decision, such as a change in the location of its establishment and voluntary changes in the taxation method, or even in the case of changes in the economical circumstances of IPRC, like fitting in a new tax bracket already existent when in the presentation of the IPRC Proposal, Annex A.

CLAUSE IV - DELIVERY

4.1
Delivery of the MST System shall be made EX-Works as that term is defined in INCOTERMS 2000 (PETROBRAS will be responsible for the transportation from IPRC's premises in the USA to PETROBRAS' plant in Brazil and will bear all costs and risks involved). Risk of loss to the MST System will pass to PETROBRAS upon collection and PETROBRAS will indemnify IPRC for any damages to the MST System incurred after collection of the equipment to our nominated freight forwarding agent except to the extent such damage is the result of IPRC's negligent performance of its responsibilities under this Agreement.

4.2
MST System delivery shall be immediate after both parties sign this Agreement, unless extended by reason of Clause 4.2.1 herein. In order to PETROBRAS organize this shipment, IPRC must inform place, date, time of collection and the name of the person to be contacted by our freight forwarding agent.

4.2.1	In the event that IPRC requires postponement of the delivery date, PETROBRAS will take this into consideration, if accompanied by an excusable delay and justified motives.

4.3
IPRC is responsible for MST System packing, packaging and markings, which shall be adequate for maritime transportation and shall comply with legal requirements for cargo transportation, mainly with respect to special handling and safety.

4.4	For transportation of the MST System, the package shall be marked as follows:

Petróleo Brasileiro S.A. – PETROBRAS
REGAP
Rod. Fernão Dias, BR 381, Km 427, s/n
Palmeiras – Betim
CEP 32530-000
Minas Gerais – Brasil
Attention to: Nilson Morais
Phone: (55) 31 3529-4173

Unless PETROBRAS notifies IPRC of any change.

Apply visual identification as required (i.e. fragile, this way up ⁭, handle with care and others features).

4.5	IPRC shall send the following documents to PETROBRAS immediately upon signature date:

4.5.1
A signed Commercial Invoice - required to register the importation as temporary entrance according to the Brazilian Customs Authorities and shall include the following: (i) detailed description of MST 150 System, (ii) unit cost, quantities and total costs, (iii) net and gross weights in kilograms, (vii) country of origin, (viii) (x) issuing date and (xii) port of destination.

4.5.2
A signed Packing list - also required by the Brazilian Customs Authorities - shall include information about packing of the whole shipment, describing: type of package, number of volumes, dimensions of volumes, net and gross weights of each volume, total of volumes, weights, measurements and cubic meters.

NOTE:	In order to avoid delays, IPRC shall submit to PETROBRAS, for analysis, a rough draft of aforementioned documents before sending its final version.

4.6	Documents for Custom Clearance:

- Bill of Lading (B/L) in three originals including the following data: number of B/L, number of this Agreement, exporter and address, consignee and address, notify address, name of ship and journey number, port of loading, port of destination, markings/numbers, number of volumes, description of materials contained/gross weight/volumes, freight type, place of loading and date. This document will be organized by PETROBRAS via their freight forwarding agent together with IPRC appointed administrators;.

- Commercial invoice signed (original);

- Packing List signed (original).

4.7	The bill of lading (B/L) and the Commercial Invoice shall be consigned to:

Petróleo Brasileiro S.A. – PETROBRAS
CENPES – Research and Development Center
Cidade Universitária, s/n
IIha do Fundão – Quadra 7
CEP 21949-900
Rio de Janeiro – Brasil
Attention: Raquel Campos Cauby Coutinho
e-mail: rcoutinho@petrobras.com.br
Telephone: 55 21 3865-6228

Unless PETROBRAS notifies IPRC of any change.

IPRC shall deliver the originals of the Commercial Invoice, Packing List and Bill of Lading signed to PETROBRAS' freight forwarding agent during the equipment collection at IPRC's premises., by hand.

IPRC shall also send copies of the above mentioned documents to the following e-mail addresses: rcoutinho@petrobras.com.br and palombo@petrobras.com.br.

CLAUSE V - INTELLECTUAL PROPERTY RIGHTS

5.1
All Information, whether protect or not by Intellectual Property Rights, related to this Agreement and belonging to PETROBRAS prior to the Signature Date of this Agreement ("PETROBRAS' Background Information") shall continue to belong to PETROBRAS.

5.2	PETROBRAS warrants to respect the intellectual property rights related to the Microwave Separation Technology (MST) belonging to IPRC.

5.3
The results of the PROJECT including, but not limited to, any intellectual property right developed in connection with the PROJECT and any improvement, any development derived of PETROBRAS application conditions as well as reports, samples, data and other information prepared by or on behalf of IPRC in connection with the PROJECT shall belong to PETROBRAS.

5.4	IPRC shall grant to PETROBRAS a non-exclusive and royalty-free license to use MST System patents rights in Brazil related to this Agreement.

CLAUSE VI - CONFIDENTIALITY

6.1
IPRC shall keep in strictest confidence the PETROBRAS' Background Information which it may receive from PETROBRAS or to which it may otherwise have had access, and shall not at any time disclose or make available any of these information to any third person or corporation, and shall not at any time use or attempt to use any of these PETROBRAS' Background Information which the other Party may disclose during the term hereof in any manner other than for this Agreement.

6.2
IPRC agrees to keep in confidence any and all generated information, including the results of the PROJECT and shall not disclose or make available any of these information to any third person or corporation, and shall not use with another purpose set forth in this Agreement or attempt to use any of these information without the prior written consent by PETROBRAS.

6.3	The obligations of confidentiality in this CLAUSE shall not apply to the information which:

(i)	has been or is hereafter published or otherwise becomes available to the public without breach of the obligations of IPRC hereunder, or

(ii)	can be proved to have been lawfully in the possession of IPRC at the time of disclosure in written form as to the date of this Agreement, or

(iii)	IPRC acquired lawfully without obligations of confidentiality from a third party which did not acquire the same, directly or indirectly, from PETROBRAS under obligations of confidentiality, or

(iv)	due to legal and/or government order, provided that such order is promptly notified to PETROBRAS before the release, requiring confidentiality regarding its legal/administrative handling, or

6.4	The obligations of this CLAUSE VI shall continue in full force after the expiration or termination of this Agreement.

CLAUSE VII - LIABILITIES

7.1
IPRC makes no warranty or representation that the use of any information arising from the PROJECT shall not infringe the intellectual property rights of third parties but, if any of IPRC's employees whilst engaged on the PROJECT become aware of any apparent infringement, IPRC will inform PETROBRAS and any consequential damages related shall be borne by IPRC.

7.2
IPRC shall be liable for any loss or damage suffered by PETROBRAS only insofar as such loss or damage is attributable to negligence acts or negligence omissions of IPRC employees or agents in the performance of the PROJECT.

7.3
IPRC accepts no responsibility for the use made of any information, materials or equipment arising from the PROJECT either by PETROBRAS or by any third party who has obtained any of the said information, materials or equipment directly or indirectly from PETROBRAS, except to the extent that IPRC can be shown to have been negligent in providing such information, materials or equipment.

7.4
IPRC declares and warrants that there is not any kind of licensing or exclusive commercial relationship with any other enterprise (PETROBRAS competitor) which can become or create an obstacle for the right to use or license of MST System by PETROBRAS.

CLAUSE VIII - WARRANTY AND LIMITATION OF LIABILITIES

8.1
IPRC agrees at all times, to use its best efforts to perform the PROJECT specified in this Agreement and to inform PETROBRAS of any deviation from the IPRC Proposal, Annex A, or any cause which renders IPRC unable to perform the PROJECT as required.

8.2	IPRC must provide a minimum operation time of the MST System, referred as 90% of the tests period, as further described in IPRC Proposal, Annex A.

8.3
IPRC warrants that the MST System will be delivered free of defects in materials, workmanship and ownership and that the services performed by IPRC will reflect competent professional knowledge and judgment.

8.4
PETROBRAS agrees that any article manufactured or supplied by or on behalf of IPRC as part of the PROJECT is of an experimental nature and that the normal conditions of contract applicable to the supply of proven equipment shall not apply to any such article and therefore IPRC gives no warranty regarding performance.

8.5
PETROBRAS and IPRC liabilities shall be limited to 100% (a hundred per cent) of the total value of this Agreement for the direct damages, and neither Party herein shall be liable for the indirect damages or loss of profits relating to the scope of this Agreement to the extent permitted by law.

8.6
Each Party shall be responsible for adequate life and injury insurance coverage of their direct or indirect employees or subcontracted staff while at their own and/or at each others' offices and facilities.

CLAUSE IX - TERM AND TERMINATION

9.1
This Agreement shall become effective on the signature date hereof and extend - with the provisions of Clause IV accepted - 475 (four hundred and seventy five) days thereafter, unless terminated sooner according to the provisions of this Clause.

9.2
PETROBRAS may terminate this Agreement or any PROJECT to be carried out hereunder at any time upon giving not less than thirty (30) days written notice to IPRC whereupon PETROBRAS' liability will be limited solely to charges for PROJECT executed and services and goods supplied or ordered (or the cancellation charges therefore if such cancellation can be reasonably effected after receipt of such notice) prior to the expiry of such notice.

9.3
If either Party hereto persists in any remediable breach of this Agreement for thirty (30) days after the receipt of notice from the aggrieved Party specifying the breach and requiring it to be remedied then the aggrieved Party may terminate this Agreement by written notice to the Party in default.

9.4	The termination of this Agreement for any reason shall not affect the rights of either Party hereto accrued up to the date of such termination.

CLAUSE X - FORCE MAJEURE AND ACTS OF GOD

10.1
Any failure or omission to carry out or observe any of the stipulations or conditions of this Agreement, except as expressly provided to the contrary herein, shall neither give rise to any claim against either Party nor shall be deemed to be a breach of this Agreement if such failure or omission arises from any cause beyond the reasonable control of that Party. Each Party hereto shall take all reasonable measures to mitigate its loss by reason of any force majeure circumstance such as described in this Clause, and shall resume performance of its obligations under this Agreement as soon as the force majeure circumstance shall cease to apply.

CLAUSE XI - ASSIGNMENT

11.1	IPRC shall not assign or subcontract its rights or obligations under this Agreement without the prior written consent of PETROBRAS.

CLAUSE XII - NOTICES

12.1
All notices related to this Agreement shall be sent to the addressees set out below or to other addressees that either Party may nominate by written notice to the other. Any such notice shall be deemed to have been served if by personal delivery when delivered, if by telex or facsimile transmission when dispatched, and if by air mail ten (10) days after posting. For:

IMPERIAL PETROLEUM RECOVERY CORPORATION
Attention: Alan B. Springer
138 Seaberg Industrial Road
Dayton, TX 77535, U.S.A
Telephone: 936 257 0826 – 713 542 7440

PETRÓLEO BRASILEIRO S.A. – PETROBRAS
Attention: Ms. Raquel Campos Cauby Coutinho
e-mail: rcoutinho@petrobras.com.br
Telephone: 55 21 3865-6228
Centro de Pesquisas e Desenvolvimento
Leopoldo A. Miguez de Melio – CENPES
Avenida Horácio Macedo, 950
Cidade Universitária, IIha do Fundão
Rio de Janeiro-RJ
Brazil 21941-915

CLAUSE XIII - DOCUMENT ATTACHED

13.1	In case of discrepancies between the terms of this Agreement and those of the IPRC Proposal, Annex A, the terms of this Agreement shall prevail.

CLAUSE XIV - GENERAL PROVISIONS

14.1	PETROBRAS shall internalize the MST System into Brazil with temporary admission for carrying out and running that in this Agreement.

14.2
Within the period of ninety (90) days after the PROJECT completion, PETROBRAS shall have the option to purchase the MST System from IPRC.  In this case, ownership of the equipment shall pass to PETROBRAS.

14.3	If PETROBRAS decides not to exercise the purchase option, as described in item 14.2 above, PETROBRAS shall return the MST System to IPRC under the same transportation mode described in item 4.1.

14.4
If PETROBRAS decides to exercise the purchase option, as described in item 14.2 above, PETROBRAS shall pay IPRC the amount of US$ 1,766,880.00 (one million, seven hundred sixty-six thousand and eight hundred eighty American Dollars).

14.5	The future commitments between the Parties are established in Annex B attached to this Agreement.

CLAUSE XV - LAWS AND JURISDICTION

15.1
This Agreement shall be governed and construed in accordance with the Brazilian laws, excluding any choice of law or conflict of law principles and any other laws, statutes, regulations, orders or case law that would require or tend to give preference to the application of the laws of and other jurisdiction.

15.2	Any controversy, dispute or claim arising out of or in any way relating to this Agreement shall be first negotiate in good faith between the Parties.

15.3
If the Parties cannot agree on all or part of the matters subject to controversy, or if all outstanding issues in dispute are not fully and finally resolved through negotiation, then the Parties agree that all remaining disputes shall be settled by binding arbitration.

15.4
The arbitration shall take place in London, England, (UK) under the Arbitration Rules of London Court of International Arbitration (LCIA) in effect at the time of the arbitration is initiated. PETROBRAS shall appoint one arbitrator and IPRC shall indicate another, and both arbitrators so designated shall indicate a third one to act as Chairman. The governing language of the arbitration shall be English and all arbitrators shall be fluent in the governing language.

15.5
The arbitrators shall render a full complete, conclusive and binding resolution of the dispute. The arbitration award may assess reasonable attorney's fees and costs, including the costs of the arbitration and the arbitrators' compensation, against one or more Parties. Enforcement of the award may be entered in any court having jurisdiction thereof. This Agreement to arbitrate shall constitute an irrevocable waiver of each party's right to a trial by courts jury.

The undersigned Parties bind themselves to the faithful performance of this Agreement.

Rio de Janeiro,                                       2009.

IMPERIAL PETROLEUM RECOVERY CORPORATION

/s/ Alan B. Springer
Alan B. Springer
Chairman and CEO

PETRÓLEO BRASILEIRO S.A. - PETROBRAS

/s/ Alipio Ferreira Pinto Junior
Alipio Ferreira Pinto Junior
Downstream, Research and Development General Manager of
Centro de Pesquisas e Desenvolvimento Leopoldo A. Miguez de Mello –CENPES